Exhibit 5.2

May 31, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

c/o Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Nationstar Industrial Loan Company, a Tennessee corporation (the “Tennessee Guarantor”), in connection with the offering by Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation (together, the “Issuers”) pursuant to a registration statement on Form S-3 (No. 333-188872) of $300 million aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2022 (the “Securities”).

The Securities were issued under an indenture dated May 31, 2013 (the “Indenture”) among the Issuers, the guarantors party thereto (the “Guarantors”), including the Tennessee Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture (x) includes the guarantees of the Securities by the Guarantors (collectively, the “Guarantees”) and (y) provides that the Securities are fully and unconditionally guaranteed by the Guarantors pursuant to the Guarantees, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In arriving at the opinions expressed below, we have reviewed the following documents (the “Corporate Documents”):

(a)	a certified copy of the Charter of the Tennessee Guarantor filed July 17, 1998 at filing number 3537-0435 with the Secretary of State of the State of Tennessee, as amended by the Articles of Amendment to the Charter filed August 25, 2006 at filing number 5848-2606 with said office;

(b)	a certified copy of the Bylaws of the Tennessee Guarantor; and

(c)	a certified copy of the resolutions of the Tennessee Guarantor’s board of directors approving the Indenture and the transaction contemplated thereby.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Tennessee Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the officer(s) of the Tennessee Guarantor set forth in the certification of the aforementioned documents.

bassberry.com

Nationstar Mortgage LLC, et al., p. 2

May 31, 2013

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that all signatures on any executed documents submitted to us are genuine.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Tennessee Guarantor is a validly existing corporation under the laws of the State of Tennessee.

2. Based solely on our review of the Corporate Documents, the execution and delivery of the Indenture has been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor.

Insofar as the foregoing opinions relate to the valid existence of the Tennessee Guarantor, they are based solely on a certificate of existence for the Tennessee Guarantor dated May 24, 2013 received from the Secretary of State of the State of Tennessee attached as Exhibit A and are limited by and subject to the matters expressly set forth in such certificate of existence.

The foregoing opinions are limited to the law of the State of Tennessee.

The opinions expressed herein are qualified as follows: The authorization of the Guarantees and Indenture by the Tennessee Guarantor may be subject to corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Tennessee Guarantor under the Guarantees and the Indenture is deemed to be a dividend or distribution.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions rendered herein are solely for the benefit of the Issuers and their successors and assigns in connection with the transaction that is the subject of the Indenture, and this opinion letter may not be delivered to or relied upon by any other person nor quoted or reproduced in any report or other document without our prior written consent in each case; provided, however, that (i) we hereby consent to the filing of this opinion as Exhibit 5.2 to the Issuers’ prospectus dated May 28, 2013, as supplemented by the prospectus supplement dated May 29, 2013 (together, the “Prospectus”) and to the reference to this firm in the Prospectus under the caption “Legal Matters” (in giving such consent, we do not thereby admit that we are experts with respect to any part of the Prospectus, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder) and (ii) a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Very truly yours,

/s/ Bass, Berry & Sims PLC
BASS, BERRY & SIMS PLC

EXHIBIT A

Certificate of Existence

[see attached]

STATE OF TENNESSEE Tre Hargett, Secretary of State Division of Business Services William R. Snodgrass Tower 312 Rosa L. Parks AVE, 6th FL Nashville, TN 37243-1102

CFS		May 24, 2013
STE B
992 DAVIDSON DR
NASHVILLE, TN 37205-1051

Request Type: Certificate of Existence/Authorization	Issuance Date: 05/24/2013
Request #: 0098176	Copies Requested: 1

	Document Receipt

Receipt # : 1056957		Filing Fee:	$20.00

Payment-Check/MO - CFS, NASHVILLE, TN			$20.00

Regarding:	NATIONSTAR INDUSTRIAL LOAN COMPANY
Filing Type:	Corporation For-Profit - Domestic	Control # :	354326
Formation/Qualification Date: 07/17/1998		Date Formed:	07/17/1998
Status:	Active	Formation Locale:	TENNESSEE
Duration Term:	Perpetual	Inactive Date:
Business County:

CERTIFICATE OF EXISTENCE

I, Tre Hargett, Secretary of State of the State of Tennessee, do hereby certify that effective as of the issuance date noted above

NATIONSTAR INDUSTRIAL LOAN COMPANY

*	is a Corporation duly incorporated under the law of this State with a date of incorporation and duration as given above;

*	is delinquent in the payment of one or more of the fees, taxes or penalties owed to the State (as reflected in the records of the Secretary of State and the Department of Revenue) which affect the existence/authorization of this business.

*	has filed the most recent corporation annual report required with this office;

*	has appointed a registered agent and registered office in this State;

*	has not filed Articles of Dissolution or Articles of Termination. A decree of judicial dissolution has not been filed.

Tre Hargett Secretary of State

Processed By: Nichole Hambrick	Verification #: 003098524

Phone 615-741-6488  *  Fax (615) 741-7310  *  Website: http://tnbear.tn.gov/